Exhibit 1

ISS RECOMMENDS CHINACAST STOCKHOLDERS VOTE THE GREEN PROXY

FOR SHERWOOD DIRECTOR NOMINEES AT CHINACAST’S ANNUAL MEETING

Sherwood reiterates his commitment to independence and to run a full and transparent process to seek the best buyer for the Company to benefit all stockholders

NEW YORK, Jan. 3, 2012 — Ned Sherwood, a major stockholder of ChinaCast Education Corporation (Nasdaq GS: CAST), announced today that the nation’s leading independent proxy firm, ISS Proxy Advisory Services, has recommended that all of its institutional stockholder clients owning shares of ChinaCast vote Mr. Sherwood’s GREEN proxy card and not vote ChinaCast’s blue proxy card at the annual meeting of stockholders scheduled to be held on January 10, 2012 at 9:00 a.m. Beijing Standard Time (which is January 9, 2012 at 8:00 p.m. U.S. Eastern Standard Time).

ISS recommended that stockholders vote the GREEN proxy FOR Ned Sherwood and Daniel Tseung. The analyses and reports of ISS are relied upon by hundreds of major institutional investment firms, mutual and pension funds and other fiduciaries.

In making its recommendation that ChinaCast stockholders vote on the GREEN proxy card FOR Messrs. Sherwood and Tseung, ISS stated: “…the ability of external directors to think and act independently of management is a core tenet of corporate governance, and perhaps the most robust response available to mitigate the agency risk inherent in publicly-held corporations.”

ISS also noted that:

“…the board’s argument against Sherwood’s candidacy – and particularly against Tseung’s – seem particularly thin. The board’s willingness to allow Sherwood onto the management slate initially, the 11th hour decision to drop him…, and its still-unexplained removal of Tseung … from his committee assignments, are generally more supportive of Sherwood’s view – that he was being rebuked for being too independent – than the board’s. … For unaffiliated shareholders, the more significant question is whether [Mr. Sherwood] is effective in advocating their cause. Given the Chairman’s own example of what makes Sherwood a difficult director – Sherwood’s demands that the company come up with a better process for acting on opportunistic stock buybacks – it seem plausible the answer is “yes,” and that his candidacy deserves their support.”*

Ned Sherwood commented: “We are pleased with ISS’s reasoned recommendations. ISS has done significant due diligence on the nominees and the company, and its conclusions underscore the importance of having board members who are truly independent and can best represent stockholders’ interests. My slate of three highly qualified independent nominees – which includes Daniel Tseung, Derek Feng and myself – remains fully committed to acting independently of management and running a full, thorough and transparent process to seek the best buyer for the company.”

ChinaCast’s annual meeting of stockholders—scheduled to be held on Tuesday, January 10, 2012 at 9:00 a.m. Beijing Standard Time (which is Monday, January 9, 2012 at 8:00 p.m. U.S. Eastern Standard Time)—is just days away. ChinaCast stockholders are urged to protect their best interests by electing the three highly qualified, independent nominees on the GREEN proxy card TODAY. Stockholders with any questions or that need assistance in voting the GREEN proxy card, should please call the firm assisting in the solicitation of GREEN proxies, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Gibson, Dunn & Crutcher LLP is acting as legal advisor to Mr. Sherwood.

*	Permission to include published material in this press release was neither sought nor obtained.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY NED SHERWOOD, ZS EDU L.P., ZS EDU GP LLC, ROBERT HORNE AND THE NOMINEES FROM THE STOCKHOLDERS OF CHINACAST EDUCATION CORPORATION (THE “ISSUER”) FOR USE AT THE ISSUER’S ANNUAL MEETING BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS CAN GET THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contact:

Scott Winter

Innisfree M&A Incorporated

212-750-5833